Taubman Centers, Inc.
200 East Long Lake Road
Bloomfield Hills, MI 48304
(248) 258-6800

CONTACT:	Barbara Baker
Vice President, Investor Relations
(248) 258-7367
www.taubman.com

FOR IMMEDIATE RELEASE

MYRON ULLMAN RESIGNS FROM TAUBMAN CENTERS BOARD

        BLOOMFIELD HILLS, Mich, October 28, 2004 - - Taubman Centers, Inc. (NYSE:TCO) today announced that Myron E. (Mike) Ullman, III has resigned from the company’s Board of Directors in order to avoid any appearance of conflict with his appointment as chairman and chief executive officer of JCPenney. His new position would impair his ability to qualify as an independent director of Taubman Centers. His resignation is effective immediately.

        Mr. Ullman joined the Taubman Centers Board of Directors in April, 2003. He was a member of the Audit Committee and chairman of the Compensation Committee.

        “Mike has been an exemplary Board member,” said Robert S. Taubman, chairman, president and chief executive officer of Taubman Centers. “While we are sorry to see him leave, we look forward to continuing to work with him in his new capacity at JCPenney.”

        Taubman Centers, Inc., a real estate investment trust, owns, develops, acquires and operates urban and suburban shopping centers from coast to coast. The company is headquartered in Bloomfield Hills, Mich.